EXHIBIT 99.1

                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473


  AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES CONVERTIBLE DEBENTURE FINANCING

TULSA, OKLAHOMA, SEPTEMBER 10, 2003. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has reached a preliminary financing agreement consisting of secured convertible debentures in a principal amount of US$9.5 million to US$12 million. The convertible debentures will be repayable on October 1, 2005 with interest payable quarterly at 8% per annum, in cash or shares of ANEC. The debentures will be convertible into common shares of ANEC at US$0.45 per share at any time after the date of issue and are non-callable for a period of one year. A commission will be payable on this financing. In connection with the completion of the financing, it is intended that two additional directors will be appointed to the board of directors of ANEC.

ANEC will use proceeds of the financing for the repayment of debt and for future exploration and development of its Bayou Couba oil and gas leases within its ExxonMobil Joint Development Project in St. Charles Parish, Louisiana. Closing is scheduled for October 1, 2003 and is subject to all required regulatory approvals, final documentation and due diligence review.

The debentures and any common shares issued upon conversion of the debentures will be subject to a statutory hold period of four months under applicable Canadian securities legislation and stock exchange policies. The securities intended to be offered are intended to be sold in a private transaction and will not be, when issued and sold, registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of the ANEC's development and exploration activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.